Exhibit 10.61

Summary Translation of 2013 Purchase and Sale Contract

Buyer: An’kang Longevity Pharmaceutical (Group) Traditional Chinese Medicine Decoction Pieces Co., Ltd. (Party A)

Supplier: Bozhou Guolong Pharmaceutical Co., Ltd. (Party B)

Party A shall purchase 111 kinds of herbs from Party B.

Party B shall ensure the quality of the herbs sold to Party A.

Party A shall inform Party B monthly via telephone regarding the varieties and quantity of the herbs and as well as the unit price set by both parties.

Duration of the contract: 2013-01-01 to 2013-12-31. If a renewal is necessary, a 30-day- in-advance notice shall be submitted.

Party A shall adjust the purchase order to be in line with production needs.

Party B will deliver any order to the site indicated by Party A via auto transport; Party B is responsible for transportation fee and insurance.

Party A shall inspect within 15 days of receiving any order.

Party B shall respond to any quality challenge from Party A within 3 days or it will be considered that Party B accepts the treatment advice from Party A.

Party A shall settle payment within 90 days via cash or wire.

Party B, when it fails to deliver any order, shall compensate Party A for the loss along with 5% of the missing order as liquidated damages.

Party B shall communicate with Party A when it fails to deliver any order on time; Party B shall agree to pay delayed fee, 0.1% for each delayed day.

Party A shall agree to accept any unqualified orders with lowered price when applicable; non applicable unqualified goods shall be returned to Party B who will be responsible for any loss caused by such return.

Party A’s breach of contract shall follow “Contract Law”.

During the supply period, the unit price will follow the agreement here in this Contract without changing with the market.

Any dispute shall be brought to arbitration committee in Xi’an City, any related fee will be borne by the losing party.

Signed date: 2013-01-01